Exhibit 3.2.24

ARTICLES OF INCORPORATION

OF

INDIANAPOLIS TREATMENT CENTER, INC.

The undersigned Incorporator, desiring to form a corporation (hereinafter referred to as the “Corporation”) pursuant to the provisions of The Indiana Business Corporation Law, as amended, executes the following Articles of Incorporation.

ARTICLE I.

Name

The name of the Corporation is INDIANAPOLIS TREATMENT CENTER, INC.

ARTICLE II.

Registered Office and Registered Agent

The street address of the registered office of the Corporation is 2300 One American Square, Indianapolis, Indiana 46282, and the name of its Registered Agent in charge of such office is David R. Hamer.

ARTICLE III.

Number of Shares

The total number of shares which the Corporation shall have authority to issue is one Thousand (1,000) shares, consisting of One Thousand (1,000) shares without par value.

ARTICLE IV.

Initial Board of Directors

The names and street addresses of the initial Board of Directors of the Corporation are as follows:

Name	Address	City and State
Patricia A. Carson, R.N.	519 Suwanee Circle	Tampa, FL 33606
A. Read Lewin, M.D.	519 Suwanee Circle	Tampa, FL 33606

ARTICLE V.

Incorporator

The name and address of the Incorporator of the Corporation, who is of lawful age, is as follows:

Name	Address	City and State
David R. Hamer	2300 One American Square	Indianapolis, IN 46282

ARTICLE VI.

Preemptive Rights

The Corporation elects to have preemptive rights.

ARTICLE VII.

Cumulative Votinq

All shareholders, entitled to vote on the election of directors, are entitled to cumulate their votes in an election for directors.

ARTICLE VIII.

Terms of Directors

Staggered Terms. The By-Laws may provide that the terms of the members of the Board of Directors may be staggered by dividing the total number of directors into either two (2) groups each containing one-half (1/2) of the total number of directors, as near as may be; or if there are more than two (2) directors, three (3) groups of directors may be formed, with each group containing one-third (1/3) of the total number of directors, as near as may be.

IN WITNESS WHEREOF, the undersigned, being the Incorporator designated in Article V, executes these Articles of Incorporation and verifies and affirms subject to the penalties of perjury to the truth of the facts herein stated, this 16th day of September, 1992.

/s/ David R. Hamer
David R. Hamer, Incorporator

This Instrument Was Prepared By:

David R. Hamer, Esq.

DANN PECAR NEWMAN TALESNICK & KLEIMAN

Professional Corporation

2300 One American Square

Indianapolis, Indiana 46282

(317)-632-3232

ITC 2626 E. 46th Street Suite J Indianapolis IN 46205

Indiana Secretary of State

302 W. Washington St. Room # E018

Indianapolis, IN 46204

Sue Anne GilRoy Attention	8-2-99
ref. Corporation

Please change President address

To: Patricia Lewin	P.O. Box 280
St. Helena, S.C. 29920

Thank you,

/s/ Patricia Lewin